Filed pursuant to Rule 433
Registration No. 333-255600
May 8, 2023
PRICING TERM SHEET

Issuer:	Ohio Power Company
Designation:	Senior Notes, Series S, due 2033
Principal Amount:	$400,000,000
Maturity:	June 1, 2033
Coupon:	5.00%
Interest Payment Dates:	June 1 and December 1
First Interest Payment Date:	December 1, 2023
Benchmark Treasury:	3.50% due February 15, 2033
Benchmark Treasury Yield:	3.510%
Reoffer Spread:	T+155 basis points
Yield to Maturity:	5.060%
Price to Public:	99.528% of the principal amount thereof
Transaction Date:	May 8, 2023
Settlement Date:	May 10, 2023 (T+2)
Optional Redemption Terms:
Make-whole call:	Prior to March 1, 2033 at a discount rate of the Treasury Rate plus 25 basis points
Par call:	On or after March 1, 2033 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	677415 CV1 / US677415CV13
Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.
Co-Managers:	Academy Securities, Inc. Fifth Third Securities, Inc.
Expected Ratings*:	Baa1 (Stable) by Moody’s Investors Service, Inc. A- (Stable) by S&P Global Ratings, a division of S&P Global Inc. A (Stable) by Fitch Ratings, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, MUFG Securities Americas, Inc. toll-free at 1-877-649-6848 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.